Exhibit 99.1

August 8, 2006

Enesco Group, Inc.
and each of the Borrowing
Subsidiaries under the
Credit Agreement referenced
below

Re: Second Amended and Restated Senior Revolving Credit Agreement dated as of June 16, 2003, among Enesco Group, Inc., the Borrowing Subsidiaries parties thereto, the lenders party thereto, and Bank of America, N.A. (the “Agent”), as Agent for the Lenders, as amended (the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement. Capitalized terms used herein that are not defined herein have the meanings given to such terms in the Credit Agreement.

Section 6.24(b) of the Credit Agreement provides that the Borrower must obtain and provide to the Agent on or before August 7, 2006 a certain binding written commitment or offer. As you know, the Borrower has not provided to the Agent such written commitment or offer.

By virtue of the Borrower’s failure to provide to the Agent such written commitment or offer, a Default exists and the Agent and the Lenders have the right to exercise all of their rights and remedies under the Credit Agreement, the other Loan Documents, and applicable law, including without limitation, the right to accelerate and demand payment in full at any time of the Obligations. You have requested, notwithstanding Section 6.24(b) of the Credit Agreement and such Default, that the Lenders consider making certain additional Loans to the Borrower and that the Agent and the Lenders consider waiving such Default or forbearing, on terms and conditions to be determined, from exercising such rights and remedies for a period of time.

The Agent and Lenders have advised you that, although we may consider making certain additional Loans to the Borrower, on terms and conditions which must be acceptable to the Agent and the Lenders in our sole and absolute discretion, we are not committing to do so and, if we do consider such request, we are nevertheless not committing to continue to consider it and we are not committing to waive the Default or to forbear from exercising any or all of our rights and remedies at any time, even during any time when we may be discussing making additional Loans to you.

Neither this correspondence nor the acceptance of any payment by the Agent or the Lenders on account of the Obligations shall constitute a waiver of any Default that exists under the Credit Agreement or the other Loan Documents. The Agent and the Lenders reserve all rights and remedies under the Credit Agreement and the other Loan Documents, at law and in equity, including, but not limited to, the right to accelerate and demand payment in full at any time of the Obligations.

Very truly yours,

Bank of America, N.A.,

as Agent and Lender

By	/s/ C. Christopher Smith

Name: Title:	C. Christopher Smith Sr. Vice President